UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2006

THE MEDICAL EXCHANGE INC.
(Exact name of registrant as specified in its charter)

Nevada	333-120936	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1332 8 th Street Saskatoon, Saskatchewan Canada S7N 0S9
(Address of principal executive offices, including Zip Code)

(306) 880-1627
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 19, 2006 The Medical Exchange Inc., a Nevada corporation (the “Company”), IDO Securities Limited, a privately held company organized under the laws of the State of Israel (“IDO”) that is engaged in the homeland security business and the holders of all of the issued and outstanding share capital of IDO (collectively the “Selling Shareholders”) entered into a Securities Purchase Agreement (the “Agreement”) pursuant to which the Company agreed to purchase all of the issued and outstanding share capital of IDO and certain specified IDO assets (the “Proposed Transaction”). IDO, based in Israel, develops and sells devices to detect metal and other materials which are incorporated in metal detector gates. IDO currently has one commercialized product called the ‘Magshoe’ which detects metals inside shoes as well as next to or above the ankles.

Under the terms of the Proposed Transaction, the Company will be paying the Selling Shareholders $1,000,000. If the Proposed Transaction closes as contemplated, IDO will become a wholly-owned subsidiary of the Company and the Company’s current “shell company” status would terminate. Under the terms of the Agreement, the transactions contemplated by the Agreement are required to be completed on or before August 31, 2006 (the “Closing”).

Under the terms of the Agreement (until the earlier of the Closing or the termination of the Agreement), the Company undertook to use commercial efforts to advance $40,000 per month to finance the monthly business operations of IDO. The Company agreed to provide IDO with sufficient funds post Closing to repay debts owing by IDO under certain promissory notes, according to the terms of such notes, which principal amount is approximately $630,000.  In addition, the Company agreed to take commercially reasonable efforts to cause IDO’s bank to release any personal guarantees provided by the Selling Stockholders.

Until the earlier of the Closing or termination of the Agreement, the Company and IDO are each required to carry on their respective businesses in the usual course, not declare any dividends, carry out any stock splits, amend their governing documents, change agreements respecting current employees or amend or terminate any material contract. Neither the Selling Shareholders, the Company nor IDO are permitted to take any action that is likely render untrue any of their respective representations or warranties in the Agreement. Until the Closing, IDO agreed not to issue any securities, incur any indebtedness or make any loans. At Closing, each party is to deliver certain documentation better evidencing and implementing the intention of the Agreement including transfer of patents to the Company currently registered in the name of Stiss and which form the basis of IDO’s intellectual property. In addition, the Company and IDO agreed, until the Closing, not to participate in any discussions with third parties regarding an acquisition of, or significant equity investment in, either company.

At Closing, Mr. Gill Stiss (“Stiss”), the current president of IDO, a Company stockholder and a Selling Stockholder , is to be appointed to the Company’s Board of Directors. Stiss will continue to serve as a director of IDO post Closing. In addition, at Closing, IDO, as a wholly-owned subsidiary of the Company, and Stiss will enter into an employment agreement pursuant to which Stiss is to be retained as IDO’s Chief Technology Officer. The initial term of the employment agreement is three years which is automatically renewable for successive two year terms unless IDO or Stiss indicate in writing, upon 120 days prior to the scheduled termination of the initial term or any renewal term, that such party does not intend to renew the agreement. The gross monthly salary which Stiss shall be entitled to under the employment agreement, including all fringe benefits (insurance, cell phone, car lease), will be NIS 60,000 (approximately $13,333). Under the terms of the employment agreement, Stiss is entitled to spend up to 10% of his working time working for another company he currently owns. The employment agreement may be terminated by Stiss for any reason on 90 days written notice or for Good Reason (as defined in the employment agreement) or by

IDO for Just Cause (as defined in the employment agreement) or for any other reason. In the event of a termination by Stiss for Good Reason or by IDO for any reason other than Just Cause, IDO is to pay Stiss an amount equal to Stiss’s salary then payable from the date of such termination to the end of the term. Termination of Stiss’s employment for cause shall automatically be deemed as Stiss’s resignation from the Board of Directors of IDO and the Company.

If the Closing occurs, another Current Report on Form 8-K will be filed containing the required financial and other information.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements.

None.

(b) Pro Forma Financial Information

None.

(c) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

Dated: July 25, 2006

                                                            By: /s/ Michael L. Goldberg
                                                                   Michael L. Goldberg
                                                                   Director

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